                                                                    Exhibit 4.21


                                                                    White & Case
                                                                        08/01/98

                                (Translation)

             CREDIT FACILITIES AGREEMENT DATED SEPTEMBER 27, 1995

                                (AMENDMENT NO. I)

                                     between

Nakornthai Strip Mill Public Company Limited          The Borrower

                                       and

The Industrial Finance Corporation of Thailand        The Lender/
                                                      The Facility Agent

Thai Farmers Bank Public Company Limited              The Lender

Siam City Bank Public Company Limited                 The Lender

The Government Savings Bank                           The Lender

First Bangkok City Bank Public Company Limited        The Lender

Nakornthon Bank Public Company Limited                The Lender

SCF Finance and Securities Public Company Limited     The Lender

First City Investment Finance and Securities Public   The Lender
Company Limited

IFCT Finance and Securities Public Company Limited    The Lender

                  Dated March 12, 1998
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                                                                    White & Case
                                                                        08/01/98

                                    Appendix
                           (Attached to the Agreement)

Exhibit I Copy of Letter of the Industrial Finance Corporation of Thailand, as the Facility Agent, dated October 30, 1997 re: the Approval and Consent from the Lenders to Procure the Additional Financing

Exhibit II Copy of Letter of the Industrial Finance Corporation of Thailand dated December 12, 1997 re: the Extension of the Period for the Approval and Consent to Procure the Additional Financing

Exhibit III       Security Sharing Agreement

Exhibit IV Copy of the Agreement to Transfer Credit between SCF Finance and Securities Public Company Limited and Siam City Credit Finance and Securities Public Company Limited dated July 2, 1997

Exhibit V Copy of the Agreement to Transfer Credit among IFCT Finance and Securities Public Company Limited, First City Investment Finance and Securities Public Company Limited and the Industrial Finance Corporation of Thailand dated December 29, 1997

Exhibit VI The Sample of Calculation of Principal Amount according to the Notes terms (Accreted Value)

Exhibit VI Copy of Letter of Siam City Bank Public Company Limited dated January 7, 1998 re: the Conversion of the US Dollars Obligations to Baht Obligations


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                                                                    White & Case
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                                    Schedule

Schedule A        The schedule of credit drawn by the Borrower


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                                                                    White & Case
                                                                        08/01/98

              CREDIT FACILITIES AGREEMENT DATED SEPTEMBER 27, 1995

                                (FIRST AMENDMENT)

THIS AGREEMENT (the "CFA Amendment") is made on this 12th day of March 1998

BETWEEN

(1) NAKORNTHAI STRIP MILL PUBLIC COMPANY LIMITED, a public limited company duly organized and existing under the laws of Thailand, having its registered office located at No. 9, UM Tower, 16th Floor, Ramkhamhaeng Road, Kwaeng Suanluang, Khet Suanluang, Bangkok, Thailand (hereinafter referred to as the "Borrower"), and

(2) THE INDUSTRIAL FINANCE CORPORATION OF THAILAND of No. 1770 New Petchburi Road, Kwaeng Bangkapi, Khet Huaykwang, Bangkok Metropolis, (hereinafter referred to as "IFCT");

      THAI FARMERS BANK PUBLIC COMPANY LIMITED of No. 1 Soi Kasikornthai, Ratburana Road, Bangkok Metropolis, (hereinafter referred as "Thai Farmers");

      SIAM CITY BANK PUBLIC COMPANY LIMITED of No. 1101 New Petchburi Road, Kwaeng Makkasan, Khet Rajthevi, Bangkok Metropolis, (hereinafter referred to as "SCIB");

      THE GOVERNMENT SAVINGS BANK of No. 470 Phaholyothin Road, Kwaeng Samsennai, Khet Phayathai, Bangkok Metropolis, (hereinafter referred to as "the Government Savings Bank");

      FIRST BANGKOK CITY BANK PUBLIC COMPANY LIMITED of No. 20 Yukon 2 Road, Kwaeng Debhsirin, Khet Pomprap Sattruphai, Bangkok Metropolis, (hereinafter referred to as "First Bangkok City Bank");

      NAKORNTHON BANK PUBLIC COMPANY LIMITED of No. 90 North Sathorn Road, Kwaeng Silom, Khet Bangrak, Bangkok Metropolis, (hereinafter referred to as "Nakornthon");

      SCF FINANCE AND SECURITIES PUBLIC COMPANY LIMITED of No. 2922/209 Charn Issara Building 2, 16th Floor, New Petchburi Road, Kwaeng Bangkapi, Khet Huaykwang, Bangkok Metropolis, (hereinafter referred to as "SCF");


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                                                                    White & Case
                                                                        08/01/98

      SIAM CITY CREDIT FINANCE AND SECURITY PUBLIC COMPANY LIMITED of No. 2 Ploenchit Center Building, 8th - 16th Floor, Sukhumvit Soi 2, Sukhumvit Road, Kwaeng Klongtoey, Khet Klongtoey, Bangkok Metropolis, (hereinafter referred to as "SCF");

      FIRST CITY INVESTMENT FINANCE AND SECURITIES PUBLIC COMPANY LIMITED of No. 2884 New Petchburi Road, Kwaeng Bangkapi, Khet Huaykwang, Bangkok Metropolis, (hereinafter referred to as "First City");

      IFCT FINANCE AND SECURITIES PUBLIC COMPANY LIMITED of No. 1770 Building 2, Industrial Finance Corporation of Thailand, 10th - 13th Floor, New Petchburi Road, Kwaeng Bangkapi, Khet Huaykwang, Bangkok Metropolis, (hereinafter referred to as "IFCTF"),

      (hereinafter, if not specifically called, collectively referred to as the "Lenders"; when specifically called "any Lender"; and when referred to as Thai Farmers, SCIB, First Bangkok City Bank and Nakornthon, they shall also include their International Banking Facilities under the notifications of the Ministry of Finance); and

(3) THE INDUSTRIAL FINANCE CORPORATION OF THAILAND, in the capacity as the lead manager (hereinafter referred to as the "Facility Agent").

                                   WITNESSETH:

A. The Borrower has received credit facilities from the Lenders, pursuant to Credit Facilities Agreement dated September 27, 1995 (hereinafter referred to as the "CFA") for the credit, in Baht and foreign currency (equivalent to Thai Baht), for an amount of approximately 11,000,000,000 Baht (Eleven Billion Baht), for the purposes of the construction, equipment and machinery expenses and operation of the hot-rolled coil project (the "Hot Mill"). As of December 31, 1997, the Borrower has drawn the facilities from the Lenders which includes the facilities in the forms of Letter of Credit and Bank Guarantee for Letter of Credit opening for an amount of 306,813,904.95 (Three Hundred and Six Million Eight Hundred and Thirteen Thousand Nine Hundred and Four point Ninety Five) US Dollars. The credit facilities of 1,186,095.05 (One Million One Hundred and Eighty Six Thousand and Ninety Five point Zero Five) US Dollars is provided by the Lenders for the case that the value of the Deutch Mark is relatively high when compared to US Dollars and Baht for the amount of 3,300,000,000 (Three Billion and Three Hundred Million) Baht as shown in Schedule A of this Agreement;

B. The Borrower has studied and is confident that the production of the direct reduced iron and co-generation power (the "DRI Facility") and the downstream processing facilities for the production of high-quality pickled and oiled, cold-rolled, galvanized, and other value-added steel products (the "Finishing Mill") (collectively together with the Hot Mill, the "Mill") in addition to the production of __________________________ will maximize the


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                                                                    White & Case
                                                                        08/01/98

      benefit to the Borrower. The Borrower therefore would like to procure financing from abroad to be used in the construction and the operation of the Mill, by (i) having NSM Steel Co., Ltd., a company incorporated under the laws of the Cayman Islands and in which the Borrower holds 100 percent of shares and NSM Steel (Delaware) Inc., a limited liability company incorporated under the laws of the State of Delaware, the United States of America, a wholly-owned subsidiary of NSM Steel Co., Ltd., acting as an agent of NSM Steel Co., Ltd., under the Agency Agreement (hereinafter referred to as "Note Issuer") issue secured notes and secured private placement notes (hereinafter collectively referred to as the "Notes"),
      (ii) issuing warrants to purchase ordinary shares concurrently with partly issuing the Notes and issuing warrants for a foreign company in consideration of technology know-how provided to the Borrower by them,
      (iii) issuing newly issued ordinary shares of the Borrower, and (iv) obtaining financing in the form of a revolving working capital facility (collectively, the "Additional Financing"). The proceeds from the Additional Financing will be used for the business of the Borrower.

C.    The Lenders agree to continue their financial support under the CFA.

D. The Borrower received approval and consent from the Lenders to procure the Additional Financing under the letters of the Facility Agent dated October 30, and December 12, 1997 which are shown as Exhibit I and Exhibit II, respectively. In addition, as required by the CFA, certain terms and conditions under the CFA must be amended in order to comply with the Additional Financing.

NOW THEREFORE, the Parties heretofore agree to enter into this Agreement in accordance with the terms and conditions as follows:

1.    Definitions

      1.1 Unless it is specified otherwise in this Agreement, any term shall have the meaning ascribed to it pursuant to the CFA and the Security Sharing Agreement, which are shown as Exhibit III, which shall be deemed a part hereof.

      1.2 "Closing Date" means the date of which (a) the Note Issuer has received the proceeds from the offering of the Notes and maintained such proceeds so received in the Borrower's account(s) with bank(s) outside Thailand and (b) the holders of the Notes have accepted the mortgage of collateral jointly with the Lenders and (c) the Borrower has received the proceeds from the offering of newly issued ordinary shares and (d) the Lenders have been prepaid for the principal amount and interests remaining unpaid for an amount of 58,000,000 (Fifty Eight Million) US Dollars at the date of closing together with the mortgage registration pursuant to (b) mentioned above.

      1.3 The provision in Section 1.1(l) of the CFA shall be repealed and replaced by the following:


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                                                                    White & Case
                                                                        08/01/98

            "(l) 'Majority Vote of the Lenders': A resolution of at least 4
            (four) lenders, granting the facilities in aggregate of not less than sixty (60) percent of the total credit facilities under this Agreement."

      1.4 Headings are for convenience only and shall be ignored in construing this Agreement.

2.    Consent to Additional Financing

      2.1 Offering of the Notes, Warrant to Purchase Ordinary Shares and Newly Issued Ordinary Shares for the investors in the Notes

            The Lenders hereby allow the Note Issuer to issue the Notes to wholly sell to the investors abroad. The Notes shall be unconditionally and irrevocably guaranteed in the whole amount of obligations and provided with the collateral for the Noteholders by the Borrower. The gross proceeds received by the Note Issuer on the Closing Date prior to the deduction of expenses used in the Additional Financing is approximately 444,204,000 (Four Hundred Forty Four Million Two Hundred and Four Thousand) US Dollars and the principal amount of the Notes (including discount amount) is approximately 506,500,000 (Five Hundred and Six Million and Five Hundred Thousand US Dollars) as follows:

            2.1.1 Senior Mortgage Notes ("Portion A Notes"), having the principal amount of 249,000,000 (Two Hundred and Forty Nine Million) US Dollars and the gross proceeds the Note Issuer will receive on the Closing Day of 225,594,000 (Two Hundred Twenty Five Million Five Hundred and Ninety Four Thousand) US Dollars at the interest rate of 12 (twelve) percent per annum to be due on February 1, 2006. The Noteholders will share the collateral in first priority jointly with the Lenders in proportion to their debts and under the conditions of the security sharing under Article 6 of this Agreement.

            2.1.2 Senior Subordinated Mortgage Notes (Senior Mortgage Notes
                  together with the Lenders and the holders of Portion A Notes, entitled to be repaid following the holders of Portion A Notes in the case of the collateral being enforced) ("Portion B Notes") having the principal amount of 203,500,000 (Two Hundred and Three Million and Five Hundred Thousand) US Dollars and the gross proceeds the Note Issuer will receive on the Closing Date of approximately 175,010,000 (One Hundred and Seventy Five Million and Ten Thousand) US Dollars at the interest rate of 12.25 (Twelve Point Twenty Five) percent per annum to be due on February 1, 2008. The Noteholder will receive the warrants to purchase ordinary shares of not less than 128,834,361 (One Hundred and Twenty Eight Million Eight Hundred and Thirty Four Thousand and Three Hundred and Sixty
                  One) units for the holders of Portion B Notes.


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                                                                    White & Case
                                                                        08/01/98

            2.1.3 Private Placement Notes ("Portion C Notes") having the principal amount of approximately 54,000,000 (Fifty Four Million ) US Dollars and the gross proceeds the Note Issuer will receive on the Closing Date of approximately 43,600,000 (Forty Three Million and Six Hundred Thousand) US Dollars at the interest rate of 12.75 (Twelve Point Seventy Five) percent per annum to be due on February 1, 2009. The holders of Portion C Notes will receive the collateral ranked after the Lenders and the holders of Portion A Notes and the holders of Portion B Notes. In addition, the newly issued ordinary shares of the Borrower of 64,417,180 (Sixty Four Million Four Hundred and Seventeen Thousand and One Hundred and Eighty) shares in aggregate at the par value of 10 (ten) Baht each shall be allocated to the holders of Portion C Notes.

      2.2 Increase of Share Capital of the Borrower and the Issuance of the Warrants to Purchase the Ordinary Shares

            The Lenders hereby allow the Borrower and consent to issue additional ordinary shares of 300,000,000 (Three Hundred Million) shares, representing 34.8 (Twenty Four Point Eight) percent of fully diluted issued shares of the Borrower (the amount of existing and newly issued shares) as well as to amend the Memorandum of Association and/or the Articles of Association of the Borrower related thereto as follows:

            2.2.1 Private Placement of Newly Issued Ordinary Shares

                  Newly issued ordinary shares of 158,639,864 (One Hundred and Fifty Eight Million Six Hundred and Thirty Nine Thousand and Eight Hundred and Sixty Four) shares of 10 (Ten) Baht per share for the value of 1,586,398,640 (One Billion Five Hundred and Eighty Six Million Three Hundred and Ninety Eight Thousand and Six Hundred and Forty) Baht shall be offered to specific foreign investors. A portion of the newly issued shares, totaling to 74,468,090 (Seventy Four Million Four Hundred and Sixty Eight Thousand and Ninety) shares for the value of 744,680,900 (Seven Hundred and Forty Four Million Six Hundred and Eighty Thousand and Nine Hundred) Baht will be allocated by the Borrower as if they were fully paid to Steel Dynamics Inc. ("SDI") that will grant the Borrower the right to use technology and know-how in the production and operation of the Mill, the secret information related to the production and the administration of the Mill.

                  The remaining 84,171,774 (Eighty Four Million One Hundred and Seventy One Thousand and Seven Hundred and Seventy Four) shares shall be paid in cash in US Dollars currency equivalent to the amount of 841,717,740 (Eight Hundred and Forty One Million Seven Hundred and Seventeen Thousand and Seven Hundred and Forty) Baht.


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                                                                    White & Case
                                                                        08/01/98

            2.2.2 Private Placement of the Warrants

                  The warrants to purchase ordinary shares of not exceeding 128,834,361 (One Hundred and Twenty Eight Million Eight Hundred and Thirty Four Thousand and Three Hundred and Sixty
                  One) units for the investors in Portion B Notes with the exercised price of 10 (Ten) Baht per share. The exercise of right shall be made after the period of not less than 1 (One) year from the date of warrant issuance but not later than 10
                  (Ten) years from the date of warrant issuance. Additionally, to approve the reservation of ordinary shares, totaling to 128,834,361 (One Hundred and Twenty Eight Million Eight Hundred and Thirty Four Thousand and Three Hundred and Sixty
                  One) shares so reserved for the aforesaid exercise.

                  The warrants to purchase the newly issued ordinary shares of the Borrower in the amount of 11,421,480 (Eleven Million Four Hundred and Twenty One Thousand and Four Hundred and Forty) units to SDI for the consideration of the technology of _____ and cold-rolled production. In this regard, SDI shall be entitled to exercise its right to purchase the newly issued ordinary shares at the price of 10 (Ten) Baht after a period of not less than 1 (One) year from the date of warrant issuance but not later than 10 (Ten) years from the date of warrant issuance, provided that SDI shall be entitled to exercise its right exclusively in the proportion of the exercise of right of the holders of Portion B Notes.

      2.3   Obtaining Revolving Working Capital Facilities

            The Lenders hereby allow the Borrower to obtain the revolving working capital facility from The Banque National De Paris ("BNP") for the sum of approximately 125,000,000 (One Hundred and 'Twenty Five Million) US Dollars of which the Borrower granted the right from BNP for the credit facilities of not exceeding 150,000,000 (One Hundred and Fifty Million) US Dollars, to be used as working capital of the Borrower. In the business operation of the Borrower, BNP shall not be entitled to share any collateral with the Lenders and the holders of the Notes (the "Noteholders"), with the exception of receivables under the offtake agreements between the Borrower and Preusseg Handel GmbH dated November 19, 1997, and between the Borrower and Klockner Stahl-und Metall Handel GmbH entered into as of the same date and/or any obligations under the mentioned agreements.

            The proceeds the Borrower derived from the Additional Financing shall be used for the construction and operation of the Mill, the repayment of a portion of the Borrower's obligations to the Lenders hereunder, and the use in the business of the Borrower. The Borrower must submit reports and/or documents relating to the issuances of Notes and newly issued ordinary shares, such as minutes of the board of directors and/or of shareholders, trust indenture, offering memorandum, agreements or other documents relating to the Additional Financing to the Facility


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                                                                    White & Case
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            Agent to satisfy the Lenders that such Additional Financing is in compliance with the terms and conditions hereunder.

3.    The Lenders' Support

      The Lenders hereby confirm to continue their financial support of the Borrower pursuant to the CFA under the terms and conditions of the CFA and this Agreement.

4.    Prepayment of Principal and Outstanding Interests to the Lenders

      In consideration for the Lenders' consent for the Additional Financing, the Borrower agrees to use the proceeds derived from the offering of the Notes under Article 2.1 and/or from the offering of the newly issued ordinary shares under Article 2.2 above, concurrently with the release of the first priority collateral of the joint collateral by the Lenders on the Closing Date and arrange for the Noteholders entitled to jointly share collateral with the Lenders, the Borrower shall prepay the amount of 50,000,000 (Fifty Million) US Dollars and the interests outstanding due on December 1, 1997 of 8,000,000 (Eight Million) US Dollars to the Lenders. In addition, within 5 (Five) business days from the Closing Date, the Borrower will pay to the Lenders the interest outstanding to be due on March 5, 1998 of 8,650,229.30 (Eight Million Six Hundred and Fifty Thousand Two Hundred and Twenty Nine Point Three Zero) US Dollars together with the late fee of 337,581.88 (Three Hundred and Thirty Seven Thousand Five Hundred and Eighty One Point Eighty Eight) US Dollars (excluding any other outstanding debts remaining unpaid to the Lenders, such as fees, advances and expenses incurred by the Borrower from seeking other sources of funds to be paid to the Lenders). The said prepayment shall be made by the Borrower to the Lenders pro rata it obliged to any Lender in accordance with the ratio of the commitment of any Lender of which any Lender is obliged to under the CFA. Failure to completely pay such proceeds within the time fixed shall be considered a default of the Borrower. The calculation of the amount of interest outstanding to be payable under this paragraph, the Lenders used the approximate exchange rate equal to 43 (Forty Three) Baht against 1 (One) US Dollar. Therefore, the payment of such interest may be adjusted according to the exchange rate of the date of actual payment. Prepayment of the outstanding amount after deducting the principal amount shall be made in 12 (twelve) installments of which the amount payable in each installment shall be decreased pro rata. The principal previously required to be paid in the thirteenth installment (after pro rata deducting the prepaid principal) pursuant to Article 7 attached to the CFA shall be pro rata averaged with the first twelve installments. The Borrower agrees to repay the principal of the twelfth installment at the same date as the eleventh installment.

      The calculation of such ratio of the commitment of any Lender obligated shall convert the debts from US Dollars into Thai Baht based upon the average selling rates of US Dollars of IFCT and Thai Farmers Bank at 11:00 a.m. 2 (two) business days before the prepayment date. Provided that, the prepayment made to Thai Farmers Bank, Siam City Bank, First Bangkok City Bank and Nakornthon Bank shall be, applied toward the Baht


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                                                                    White & Case
                                                                        08/01/98

      Facility first. If there is still a remaining sum, then it can be applied toward the US Dollars Facility for such four lenders.

      In prepaying the principal amount and interest outstanding to the Lenders as mentioned in the first paragraph, the Borrower shall arrange for the proceeds derived from the offering of the Notes of the Note Issuer and/or from the offering of newly issued ordinary shares of the Borrower to pay the Lenders through the account of Thai Farmers Bank, New York Branch, USA maintained with The Chase Manhattan Bank and Thai Farmers Bank, New York Branch, USA will further transfer to any Lenders according to the schedule specified by such Lenders.

5.    Covenants of the Borrower

      Due to the fact that to provide for the Additional Financing caused the changes of certain covenants of the Borrower, the Lenders have agreed to waive and amend the following covenants in the CFA as follows:

      5.1 Affirmative covenants under Article 11.1 (a) paragraph two and (d) of the CFA shall be repealed and the conditions provided that the Borrower has to maintain the debt and equity ratio of which the Lenders specifying for approving the bridge financing from First Bangkok City Bank under Article 9 hereunder.

            The non-specification of debt and equity ratio under the first paragraph shall be limited to only the debt establishment in this Additional Financing.

      5.2   The following provision shall be added as paragraph two of Article
            11.2 of the CFA.

            "The provisions of (d) through to (h) above shall not apply to any acts of the Borrower in relation to the Additional Financing under the principles set forth in this CFA Amendment, the Security Sharing Agreement".

      5.3 The Lenders hereby allow the Borrower to unconditionally and irrevocably guarantee the whole indebtedness of the Notes for the payment and/or repayment of the principal amount, interests, advances, fees and other expenses which currently have or shall have in respect of the Notes.

6.    Security and Security Sharing

      6.1 The provisions of Articles 12, 13, 18.3 and any provisions of the CFA in relation to security and security sharing shall be repealed and replaced with the Security Sharing Agreement among the Borrower, the Lenders, the Trustee and the Collateral Agent, and the Security Documents, in the form of Exhibit III.

      6.2 The Lenders allow the Noteholders to share with Lenders all collateral which the Lenders currently have or shall have pursuant to the CFA and for the Security


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                                                                    White & Case
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            Sharing Agreement (as defined below), including but not limited to the following agreements:

            (1)   pledge of accounts;
            (2)   pledge of permitted investments;
            (3)   pledge of machinery;
            (4)   assignment of performance bonds;
            (5) assignment of insurance (and/or the conditions providing for the Lenders and the Noteholders to be co-beneficiaries under the Insurance Agreement);
            (6)   conditional assignment of accounts;
            (7)   conditional assignment of project agreements;
            (8)   mortgage of land and buildings;
            (9)   mortgage of machinery; and
            (10) security interest over Offshore Accounts (except the account of the proceeds derived from the offering of Notes).

      (hereinafter referred to as the "Joint Collateral"). The Lenders and the holders of Portion A Notes and Portion B Notes ("Senior Secured Creditors") will share equally and ratably the Joint Collateral to the obligated amount of which the Borrower is required to pay to the Lenders and the holders of Portion A and Portion B Notes under the CFA and terms of the Notes, respectively (hereinafter the debts of the Lenders and the debts of the Portion A and Portion B Notes collectively referred to as " Senior Secured Obligations"). The Lenders allow the holders of Portion C Notes to the security following from the Senior Secured Creditors in the Joint Collateral ("Second Secured Creditors"), at any time there is a default causing the enforcement of the collateral. However, the obligations of which the Noteholders entitled to jointly share with the Lenders shall be in accordance with the calculation of accreted value of obligations, past due interest of the Notes and tax liability related to such portion of Notes (if any) after deducting by the proceeds maintained in the offshore account(s) of the Borrower solely derived from the offering of Notes of the Note Issuer ("Collateral of Notes") at any time there is the enforcement of Joint Collateral.

      The Lenders and/or the Facility Agent acting as the agent of the Lenders and the Borrower, agrees to enter into a security sharing agreement (the "Security Sharing Agreement") with The Chase Manhattan Bank acting as the Noteholders' representative (the "Trustee") which was registered in the global note certificate and also acting as the collateral agent ("Collateral Agent") having the obligations and responsibilities under the Security Sharing Agreement as shown in Exhibit III as well as any relevant agreements or documents.

      6.3 On the Closing Date, the Lenders shall arrange for the Senior Secured Creditors to be secured creditors in the Joint Collateral by being jointly the first Co-Mortgages of land and buildings of the Borrower, being co-pledgees and co-assignee of relevant rights and benefits under any agreements of which the Borrower may be


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                                                                    White & Case
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            entitled to for being the security of the Borrower's obligations under the CFA and the Notes, respectively and in order that the Lenders and the Noteholders receive equally and ratably security sharing of Senior Secured Obligations. The Lender must be pre-paid with the principal amount and interests outstanding under Article 4 at the same time of such process. The holders of Portion C Notes shall be arranged for being the Second Secured Creditors in the Joint Collateral.

            6.3.1 The Borrower shall provide the secured property to be pledged, mortgaged with the Lenders and the Trustee in accordance with the forms and conditions jointly specified by the Facility Agent and the Collateral Agent under the Security Sharing Agreement as follows:

                  (a) The Borrower shall register the mortgage of immovable property to secure the obligations including interests and fees under the CFA and under three portions of Notes;

                  (b) The Borrower shall pledge all of its machinery including the machinery in DRI Project and Finishing Mill to secure the obligations to the Lenders and the Noteholders.

                  If the aforesaid pledged machinery may be registered, the Borrower must arrange for the ownership registration according to the laws with the machinery Registrar as soon as possible. After such registration, the Borrower shall immediately arrange for the mortgage registration to the Lenders and Noteholders in place of pledge. For machinery promoted under the Investment Promotion Act, the Borrower shall arrange for the prior approval to mortgage such machinery from the Board of Investment.

                  In the event there is a request from the Collateral Agent, the Borrower shall assign the Collateral Agent to arrange for the registrations of machinery ownership and/or machinery mortgage. In this regard, the Borrower shall deliver and sign any documents in order that the Collateral Agent will be able to arrange for the aforesaid registrations on behalf of the Borrower for the benefit of the Lenders and the Noteholders.

                  Other than the immovable property and machinery so mortgaged or pledged by the Borrower to the Lenders and the Noteholders to secure the Secured Obligations, the machinery of which any Lender holds ownership during the trust receipt transaction shall be deemed as the holding of ownership for the benefits of the Lenders and the Noteholders.

            6.3.2 The Borrower shall provide risk insurance for the construction buildings and machinery of the project during the construction and the installation of machinery according to the progress of the project with the insurance company approved by the Collateral Agent for an insured amount as the Collateral Agent deems appropriate. It must be specified in the insurance

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                                                                    White & Case
                                                                        08/01/98

                  policy that the Lenders and the Collateral Agent are the beneficiaries. Such policy shall be delivered to the Collateral Agent for safe keeping. The policy shall be in effect until the Lenders are totally repaid the obligations under the Agreement. In this regard, the Borrower shall be responsible for the premiums and other expenses.

            6.3.3 The Borrower shall assign any rights and benefits it entitled to receive under the terms of the sale of machinery and/or construction agreements, including but not limited to the assignment of refund bond, down payment guarantee/bond or the assignment of performance guarantee/bond, and/or assign any other rights and benefits the Borrower entitled to receive under all other agreements with any persons to the Collateral Agent.

            6.3.4 The Borrower shall arrange for the pledge of onshore accounts of which the Borrower has to open a savings account and/or any other account with The Chase Manhattan Bank, Bangkok Branch, and/or the pledge of promissory notes or other instruments issued by the aforesaid bank or other bank to be further agreed among the Borrower, the Lenders and the Collateral Agent for the investment of the Borrower for being the additional security. Furthermore, the Borrower shall make the conditional assignment of such accounts to the Collateral Agent.

            6.3.5 If there is the loss, deterioration or depreciation of the secured property under Article 6.3.1, the Facility Agent and/or the Collateral Agent is entitled to request the Borrower to provide additional property be mortgaged, pledged or additionally secured with a value of not less than the security lost, deteriorated or depreciated within the time fixed by the Facility Agent and/or the Collateral Agent.

            6.3.6 The Borrower agrees to pay fees, stamp duties, taxes, expenses and other costs used in arranging for the security hereof including all fees, stamp duties, taxes, expenses and other costs necessary for the enforcement of pledge and mortgage and the enforcement of obligations or any other security respectively. The Borrower shall indemnify any Lenders, Trustee and/or the Collateral Agent for all taxes under the law of Investment Promotion incurred by them in the enforcement of the mortgage of machinery so promoted.

            6.3.7 The Borrower and the Lenders agree that, for the benefit of the Lenders and the Noteholders, the Collateral Agent shall be a receiver and keep evidence of ownership or other rights over the secured property, including but not limited to the original of land title deeds, the registration showing the construction, the ownership registration of machinery, the mortgage, the pledge as well as the guarantees, policies, any assignment of rights agreements and all other agreements and documents relevant to the security under this Agreement. The Borrower shall arrange for the

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                                                                    White & Case
                                                                        08/01/98

                  Borrower and/or the Collateral Agent to inform, deliver, notify or arrange for any actions to the Collateral Agent in order that it will receive information and copies of correspondence and/or other documents relevant to the security.

      6.4 Notwithstanding any provisions of this Article 6, the Joint Collateral shall exclude the co-generation facility (the "Co-Gen Facility") to be constructed on the Borrower's land (of which such land is still the Joint Collateral under Article 6.3.1 above) and co-generation facility (hereinafter referred to as "Co-Gen Facility"). The Co-Gen Facility shall be funded by Enron Corporation for the amount of 20,000,000 (Twenty Million) US Dollars and the Borrower shall allocate a sum of 15,500,000 (Fifteen Million and Five Hundred Thousand) US Dollars of the proceeds derived from the Note Offering to lend to Enron Corporation at the interest rate to be further agreed between the parties for using in the construction and the operation of the Co-Gen Facility. The Borrower is in the process of consideration and negotiation with Enron Corporation regarding details and conditions of the agreement and shall further inform the Lenders and shall receive approval from the Lenders.

            "Enron Corporations" shall include the group companies and/or related companies of Enron Corporation.

      6.5 Any payment and/or any withdrawal of funds from the Offshore Accounts of the Borrower, whether the account is for proceeds derived from Additional Financing, Notes Debt Reserve Service Account, Offshore Reserve Account and Offshore Sub-account, subject to the laws and regulations relevant to the control of currency exchange of Thailand may be made only for the following purposes:

            (a) to prepay a principal amount and the interests outstanding to the Lenders under Article 4 of this Agreement;

            (b) to pay for expenses relating to the Additional Financing, including but not limited to, financial advisory fees, fees payable to underwriters, legal and other professional fees, traveling expenses and others;

            (c) to pay for supplies, materials, equipment and machinery and/or fees to suppliers and/or contractors outside Thailand and/or those payable in foreign currencies;

            (d) to pay interests on the Notes to Noteholders under the terms of the Notes when they become due including the additional amount for taxes (if any) to the government agencies;

            (e)   to pay the management fee under the Management Agreement;

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                                                                    White & Case
                                                                        08/01/98

            (f)   for loan for the construction of the Co-Gen Facility under
                  Article 6.4 above;

            (g) to repay principal amounts and/or past due interests to Noteholders pursuant to the terms of the Notes;

            (h) to deposit the amount equal to the outstanding under the bridge facility to the First Bangkok City Bank under Article 9 of this Agreement;

            (i) to deposit as a security and/or to purchase promissory notes and pledge them with IFCT and/or any Lenders jointly grants the facilities with IFCT equal to the outstanding amount under the letters of credit pursuant to packing credit under Article 10 of this Agreement; and

            (j) to transfer funds to onshore accounts to be used as working capital for the Mill on an as-needed basis including bringing proceeds to repay a principal amounts and/or interests to the Lenders under the CFA and this Agreement.

7.    Priority of Payments

      In making payment of the obligations under the CFA, this Agreement and the conditions of the Notes which become due. the Company shall allocate the proceeds to be repaid at each installment to the Lenders and Noteholders according to the following:

      First Payment of interests which become due and outstanding in such respective installment under the CFA to the Lenders;

      Second Payment of Fifty (50) percent of the principal amount due under the CFA to the Lenders;

      Third Payment of interest which becomes due on the Notes to Noteholders;

      Fourth If there is still a sum remaining, such sum will be used for the payment of principal amount due under the CFA (the balance from the second payment) to the Lenders.

      Such priority of payments shall not change the events of default of the Borrower as specified under the CFA, except for the case that the Borrower is unable to pay the fourth priority due to the lack of sufficient funds, it shall not constitute a default under the CFA. Any principal amount in this fourth priority of any installments that has not been paid will be averaged over the remaining repayment installments pro rata to the outstanding principal in each installment. Nevertheless, the Borrower must repay the entire principal amount within the twelfth repayment installment, otherwise, it shall constitute a default. Any events other than the above mentioned shall be considered an event of default pursuant to the provisions of the CFA in all respects.

                                                                    White & Case
                                                                        08/01/98

      However, this Article 7 shall not apply to the case of an enforcement of obligations and of the collateral which shall be in compliance with
      Article 6 above and Security Sharing Agreement.

8.    Use of Cash Flow Sweep for Prepayment

      The Borrower shall provide for the use of Cash Flow Sweep as prepayment under the CFA to any Lenders pro rata to the outstanding principal in each installment for the remaining installments on the date of such payment.

      The term "Cash Flow Sweep" shall mean a sum equal to Fifty (50) percent of the EBITDA which derives from each related financial year of the Borrower after deduction of interest expenses, plus debt mandatory amortization, taxation and maintenance capital expenditures in such financial year, beginning after December 31, 1999.

      In addition "EBITDA" means net profits of the Borrower before deducting of interest expenses, taxation, depreciation and amortization of such financial year.

      The Lenders agree to waive prepayment fees under Article 7.5 of the CFA in the case that the prepayment is made from (a) proceeds derived from the offering of the Notes and/or increase of the Borrower's share capital under Article 2, or (b) Cash Flow Sweep under this Article 8 of this Agreement.

9.    Bridge Finance Granted by First Bangkok City Bank

      The Lenders hereby consent and ratify the Borrower's receipt of a bridge financing from First Bangkok City Bank in the form of letters of credit, trust receipts, the letter of guarantee and an aval of notes in Baht and foreign currencies calculated based on the exchange rate as of October 11, 1997 for the amount of 400,000,000 Baht (Four Hundred Million Baht). On the Closing Date, First Bangkok City Bank shall release a second mortgage of land and buildings, machinery and equipment of which the Borrower has registered a second mortgage provided that the proceeds derived from the offering of Notes shall be repaid for such obligations by allocating an amount equal to the outstanding amount of the unpaid obligations of a bridge financing to be maintained and pledged with First Bangkok City Bank to secure any obligations under this bridge financing, In this regard, First Bangkok City shall release the personal guarantees of Mr. Sawasdi Horrungruang and Mr. Chamni Janchai in relation to this credit and release the pledge of inventories and raw materials.

10.   Packing Credit Facility Granted by IFCT

      The Lenders hereby consent to the Borrower's receipt of credit facility from IFCT, the facility which export and Import Bank of Thailand ("Thai Exim Bank") derived from Commerce Bank, Germany in the form of packing credit for the amount of 10,000,000 US Dollars (Ten Million US Dollars). The credit has been granted to finance the import and export activities. The financing period shall not exceed 180 days for each letter of credit.

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                                                                    White & Case
                                                                        08/01/98

      IFCT will prescribe the interest rate and shall later inform the Borrower. Upon the subsidiary of the Borrower or the agent of such subsidiary's receipt of the proceeds from the Offering of the Notes, under Article 2.1. On the Closing Date, IFCT agrees to release a second mortgage of land and buildings for the Borrower concurrently with the proceeds the Borrower derived from the Offering of Notes by the Note Issuer is repaid for such obligation to IFCT and/or the Borrower has allocated an amount equal to the outstanding of the letter of credit used and charge fee in the case there is a default with IFCT and/or Thai Exim Bank at the rate of 5.5 (Five Point Five) percent per annum of such amount by depositing and/or purchasing promissory notes and pledging them with IFCT to guarantee the repayment of obligations under the packing credit and release the pledge of inventories and raw materials, provided that the Borrower shall comply with the conditions specified by Thai Exim Bank and/or Commerce Bank.

      On the Closing Date and upon the allocation of amount to guarantee the obligations to IFCT, IFCT shall release the personal guarantees by Mr. Sawasdi Horrungruang and Mr. Chamni Janchai and/or any other person who is the guarantor of such credit.

      In addition, the Parties of this Agreement acknowledge and agree that IFCT may allocate the packing credit to the other Lenders and/or request such lender to guarantee the obligations hereof. In this case, such lender shall have the rights and obligations as IFCT in all respects.

11. Transfer of Rights and Obligations of SCF and Siam City Credit to Siam City Bank

      SCF and Siam City Credit transferred all their rights and obligations under the CFA to Siam City Bank in respect of the commitment to extend credit of 137,151,480 (One Hundred Thirty Seven Million One Hundred Fifty One Thousand Four Hundred and Eighty) Baht each to the Borrower and such respective amount has already been drawn by the Borrower as of the date of this Agreement. The two lenders., Siam City Bank and the Borrower entered into an agreement dated as of July 2, 1997, as per Exhibit IV to this Agreement, to effect such transfer of rights and obligations, including the right over the relevant Onshore Collateral, under the CFA and the Borrower had acknowledged and agreed with such transfer of rights and obligations.

12.   Transfer of Rights and Obligation of FCI and IFCTF to IFCT

      FCI and IFCTF transferred all of their rights and obligations under the CFA pursuant to the Agreement to Transfer Credit dated December 29, 1997 as per Exhibit V to this Agreement. The transferred rights and obligations include, but are not limited to, the right to the repayment of all obligations of the Borrower under the CFA and the right over the Onshore Collateral under the terms of the CFA and CFA Amendment. FCI and IFCTF are thus no longer creditors of the Borrower. Except the obligations relevant and necessary to provide the security for IFCT for such transferees' obligations. When this Agreement becomes effective, the terms "the Lenders" or "Each of Lenders" or "Group of Lenders" under the CFA, this Agreement and Security Sharing Agreement shall not include FCC and IFCTF.

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                                                                    White & Case
                                                                        08/01/98

13.   Changes in the Conditions of the Undrawn Portion of Siam City Bank

      The Lenders hereby provide consent for Siam City Bank to change certain terms in respect of the undrawn facility of 10,334,976.57 (Ten Million Three Hundred Thirty Four Thousand Nine Hundred Seventy Six Point Fifty Seven) US Dollars, as follows:

      13.1 The amount of 2,629,050.00 US Dollars (Two Million Six Hundred Twenty Nine Thousand and Fifty US Dollars) shall be drawn in Thai Baht for the amount equivalent to 105,963,847.55 Baht (One Hundred Five Million Nine Hundred Sixty Three Thousand Eight Hundred Forty Seven Point Fifty Five Baht) under the following basis of calculation:

            (1) For obligations under letters of credit, the exchange rate of Thai Farmers Bank on the date Thai Farmers Bank converts the obligations thereunder which become due from the foreign currency into Baht.

            (2) In case the obligations are not under the letters of credit, the average exchange rate of Siam City Bank of 2 business days before the date the Borrower requests in writing for the drawdown.

      13.2 The undrawn amount of 7,705,926.57 (Seven Million Seven Hundred Five Thousand Nine Hundred Twenty Six Point Fifty Seven) US Dollars, SCIB may make available to the Borrower the amount in US Dollars and/or Bhat. In case Siam City Bank provides the loan in Baht, the basis for calculating the equivalent amount in Baht shall be as follows:

            (1) In case the amount is granted according to the Drawdown Schedule, Siam City Bank shall use its average exchange rate of 2 business days before the date of drawdown.

            (2) In case the amount is granted after the Drawdown Schedule, the exchange rate shall be in accordance with Article 13.1 above.

            (3) The Lenders grant a consent and the Borrower agrees to let the Thai Farmers Bank, First Bangkok City Bank and IFCT allow the Borrower to drawdown in US Dollars and/or Baht.

14.   Schedule of Principal Repayment

      The schedule of principal repayment under the CFA shall be repealed. The Facility Agent shall prepare, from time to time, the new schedule of principal repayment if there are changes caused by (1) the principal repayment before the due date as specified under Article 4, (2) the fourth sharing of principal under Article 7, (3) the principal repayment before the due date under Article 8, (4) the transfer of credit facility under
      Article 11 and (5) the transfer of all rights and obligations between some of the Lenders under Article 12. The schedule newly prepared deems a part hereof.

                                                                    White & Case
                                                                        08/01/98

15.   Defaults

      Before the Effective Date of this CFA Amendment and the Security Sharing Agreement under Article 16, the Lenders covenant that:

      (1) the Lenders will waive any and all defaults under Article 14.1 and/or Article 18.3 of the CFA that occurred before the effective date of the CFA Amendment, including but not limited to notify an event of default, to certain litigation against the Borrower who is in default under Article 14 of the CFA, including but not limited to
            (a) the Borrower's use of Facilities drawn under the CFA, in the DRI Facility and the Finishing Mill and (b) certain litigation against Mr. Sawasdi Horrungruang, in his personal capacity as guarantor;

            The provision in the first paragraph shall not apply if this Agreement and Security Sharing Agreement are null and void and even though this Agreement and the Security Sharing Agreement are in effect but a default is constituted under the CFA and/or this Agreement, the Lenders reserve the right to undertake with the Borrower under the CFA or this Agreement.

      (2) the increased value added tax rate imposed by Thai governmental authorities is not considered a material change under the CFA;

      (3) any events occurring prior to the effective date of the CFA Amendment and the Security Sharing Agreement shall not be used to preclude the drawdown of the loan;

      (4) the Lenders shall give consent for the amendment to the Memorandum and Articles of Association to the extent required to effect or facilitate the Additional Financing of the Borrower and give consent to the Borrower for (a) providing collateral to Noteholders pursuant to the terms and conditions of the Security Sharing Agreement as specified under Article 2 of this Agreement, (b) providing a guarantee for the Offering of the Notes and (c) changing of the executive officers of the Borrower to be in compliance with the agreement of the Additional Financing.

16.   Effective Date of this Agreement

      The Parties agree to execute the CFA Amendment, Security Sharing Agreement and the Security Documents prior to the Closing Date. As a condition precedent, these two Agreements shall come into effect only upon:

      (i) the Subsidiary of the Borrower receiving the proceeds from the Offering of the Notes and the Borrower receiving the proceeds from the increase of share capital; and

                                                                    White & Case
                                                                        08/01/98

      (ii) the Borrower's arrangement for the Noteholders to share the Onshore Collateral with the Lenders under the laws and/or regulations of the governmental agencies concurrently with the prepayment of the principal before the Repayment Schedule and the interests remaining unpaid under the CFA, Article 4.

17.   Resolution of the Lenders

      Article 14.2(a)(3) of the CFA shall be repealed and be replaced by the following:

      "Article 14.2

      (a)

      (3) In taking any legal action and/or enforcing the pledge and/or enforcing the mortgage and/or other rights under the CFA, the Security Sharing Agreement and the Security Documents and/or enforcing the other property of the Borrower and/or institution of claims or a court case against the Borrower, the majority vote of the Lenders pursuant to the CFA is required. The enforcement of collateral shall be in accordance with the agreement under the Security Sharing Agreement as per Exhibit III"

18.   Others

      18.1 This Agreement shall be deemed a part of the CFA. Should there be any conflicts or differences of the terms between the two agreements, the terms of this Agreement shall prevail. The provisions other than those so amended shall be in accordance with the CFA.

This Agreement is made in 10 (Ten) copies with the same contents. All parties have read the contents of this Agreement thoroughly and found them complete and correct according to their intention and therefore affixed their signatures as evidence. Each party retains one copy of the Agreement.

                                                                    White & Case
                                                                        08/01/98

       Nakornthai Strip Mill Public Company Limited        Borrower

                                                           Chairman of the Board
      Sign     /s/ Sawasdi Horrungruang
           -----------------------------------------
                (Mr. Sawasdi Horrungruang)


      Sign     /s/ Chamni Janchai                          Managing Director
           -----------------------------------------
                   (Mr. Chamni Janchai)

      The Industrial Finance Corporation of Thailand       Lender


      Sign     /s/ Anothai Taechamontri
           -----------------------------------------
                (Mr. Anothai Taechamontri)

         Thai Farmers Bank Public Company Limited          Lender


 Sign          /s/ Siripong Kalayaruj                      Position:  Director
      -----------------------------------------
                 (Mr. Siripong Kalayaruj)

           Siam City Bank Public Company Limited           Lender


 Sign          /s/ [ILLEGIBLE]                  Position:
      -----------------------------------------
           (                                  )

                The Government Savings Bank                Lender


      Sign     /s/ [ILLEGIBLE]
           -----------------------------------------
           (                                  )

      First Bangkok City Bank Public Company Limited       Lender


      Sign     /s/ [ILLEGIBLE]
           -----------------------------------------
                (                         )

                                                                    White & Case
                                                                        08/01/98

          Nakornthon Bank Public Company Limited           Lender


      Sign     /s/ [ILLEGIBLE]
           -----------------------------------------
           (                                  )

     SCF Finance and Securities Public Company Limited     Lender


      Sign     /s/ [ILLEGIBLE]
           -----------------------------------------
           (                                  )

               Siam City Credit Finance and                Lender
              Security Public Company Limited


      Sign     /s/ [ILLEGIBLE]
           -----------------------------------------
           (                                  )

   First City Investment Finance Public Company Limited    Lender


      Sign     /s/ [ILLEGIBLE]
           -----------------------------------------
           (                                  )

    IFCT Finance and Securities Public Company Limited     Lender


      Sign     /s/ [ILLEGIBLE]
           -----------------------------------------
           (                                  )